Exhibit 10.8

ATHENE HOLDING LTD.
2019 SHARE INCENTIVE PLAN
Nonqualified Stock Option Award Notice
[Participant Name]
You have been awarded an option to purchase Class A common shares of Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), pursuant to the terms and conditions of the Athene Holding Ltd. 2019 Share Incentive Plan (the “Plan”) and the Nonqualified Stock Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Nonqualified Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:
You have been awarded an Option to purchase from the Company [Number of Awards Granted] Class A common shares, par value $0.001 per share (the “Common Shares”), subject to adjustment as provided in Section 4.2 of the Agreement.

Option Date:	[Grant Date]

Vesting Inception Date:	January 1 of the year of grant

Exercise Price:	$[Grant Date FMV] per share, subject to adjustment as provided in Section 4.2 of the Agreement.

Vesting Schedule:
Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Subsidiaries, the Option shall vest and become exercisable on (i) the one-year anniversary of the Vesting Inception Date with respect to one-third of the number of shares subject thereto on the Option Date, (ii) on the two-year anniversary of the Vesting Inception Date with respect to an additional one-third of the number of shares subject thereto on the Option Date and (iii) on the three-year anniversary of the Vesting Inception Date with respect to the remaining one-third of the number of shares subject thereto on the Option Date, in each case, provided you have not experienced a Termination of Relationship prior to such date.

Expiration Date:
Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Central time, on the ten-year anniversary of the Option Date.

Exhibit 10.8

ATHENE HOLDING LTD.

Name: James R. Belardi
Title: CEO, Athene Holding Ltd.

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to Athene Holding Ltd. at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of the Agreement and the Plan.

[Electronic Signature]
______________________________
[Participant Name]

______________________________
[Acceptance Date]

Athene Holding Ltd.
c/o Athene Employee Services, LLC
Attn: Kristi Burma, EVP of Human Resources
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862

Exhibit 10.8

Athene Holding Ltd.
2019 Share Incentive Plan
Nonqualified Stock Option Agreement
Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the “Option Date” (as defined in the Award Notice), pursuant to the provisions of the Athene Holding Ltd. 2019 Share Incentive Plan (the “Plan”), a nonqualified stock option (the “Option”) to purchase from the Company the number of the Company’s Class A common shares, par value $0.001 per share (“Common Shares”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement pursuant to procedures established by the Committee).
2.    Time and Manner of Exercise of Option.
2.1.    Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).
2.2.    Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the Vesting Schedule set forth in the Award Notice. The Option shall be exercisable following a Termination of Relationship according to the following terms and conditions:
(a)Termination of Relationship due to Death or Disability. If Optionee experiences a Termination of Relationship by reason of Optionee’s death or Disability (as defined below), the Option shall become immediately and fully vested as of the date of such Termination of Relationship and may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one (1) year after the date of such Termination of Relationship and (ii) the Expiration Date.
(b)Termination by Company for Cause. Notwithstanding anything to the contrary in the Award Notice or this Agreement, if Optionee experiences a Termination of Relationship by reason of the Company’s termination of Optionee’s employment for Cause (as defined below), then the Option, whether or not vested, shall terminate immediately upon such Termination of Relationship and shall no longer be exercisable as of the date of such Termination of Relationship.
(c)Termination of Relationship by the Company Other than for Cause, Death or Disability or by Optionee. If Optionee experiences a Termination of Relationship for any reason other than those described in Sections 2.2(a), (b) and (d), the Option, to the extent vested on the effective date of such Termination of Relationship, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such Termination of Relationship and (ii) the Expiration Date. The Option, to the extent unvested on the effective date of such Termination of Relationship, shall terminate and no longer be exercisable as of the effective date of such Termination of Relationship.
(d)Termination of Relationship Following a Change in Control. Notwithstanding anything to the contrary in Section 2.2(c), if Optionee experiences a Termination of Relationship due to (i) an involuntary termination by the Company without Cause or (ii) resignation by Optionee for Good Reason (as defined below), in each case, within eighteen (18) months following a Change in Control, the Option shall become immediately and fully vested as of the date of such Termination of Relationship and may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such Termination of Relationship and (ii) the Expiration Date.
2.3.    Method of Exercise.
(a)    Exercise Procedures. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole Common Shares to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) in cash or by one of the following methods of payment, subject to Section 2.3(b): (i) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Common Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise; (ii) authorizing the Company to withhold whole Common Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise; (iii) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise; or (iv) a combination of cash, (i), (ii) and (iii), and (b) by executing such documents as the Committee may request.

Exhibit 10.8

Any fraction of a Common Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No Common Shares shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.1, have been paid.
(b)    Automatic Exercise. Notwithstanding the foregoing, if the Fair Market Value of a Common Share on the Expiration Date or, if applicable, the earlier termination date of the Option in accordance with Sections 2.2(a), 2.2(c) or 2.2(d) (each, a “Covered Termination Event”) exceeds the Exercise Price per share of the Option, then to the extent the Option has not theretofore been exercised, expired or otherwise terminated, the Company shall cause the Option to be automatically exercised immediately prior to its termination on the Expiration Date or, if applicable, following the earlier Covered Termination Event, and to provide for the full Exercise Price and related withholding taxes thereon (as described in Section 4.1) to be satisfied through a cash payment, except as prohibited by applicable law, through the sale of Common Shares that would otherwise be delivered to the Optionee having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy the Exercise Price and the withholding taxes thereon; provided, however, if the forgoing method for the payment of the Exercise Price and the withholding taxes thereon is prohibited by applicable law, then the payment of the Exercise price and related withholding taxes shall be satisfied by withholding Common Shares that would otherwise be delivered to the Optionee having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy the Exercise Price and the withholding taxes thereon. This Section is intended to constitute a written plan pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934.
2.4.    Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.
2.5.    Definitions.
(a)“Cause” means: (i) if Optionee is at the time of termination a party to a written employment agreement with the Company, any of its Subsidiaries or the Asset Management Company which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a Termination of Relationship by the Company, any of its Subsidiaries or the Asset Management Company based on Optionee’s (A) commission of a felony or a crime of moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (B) commission of a willful and material act of dishonesty involving the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates; (C) material non-curable breach of the Optionee’s obligations hereunder or any other agreement entered into between the Optionee and the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates; (D) breach of the Company’s policies or procedures (or the policies or procedures of any of its Subsidiaries, the Asset Management Company or any of the Company’s or their respective Affiliates which are applicable to the Optionee) that causes material harm to the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any of their business reputations; (E) willful misconduct or gross negligence which causes material harm to the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any of their business reputations; (F) violation of a fiduciary duty of loyalty to the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates that causes material harm to the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any of their business reputations; (G) knowing attempt to obstruct or knowing failure to cooperate with any investigation authorized by the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any governmental or self-regulatory entity; (H) disqualification or bar by any governmental or self-regulatory authority or the Optionee’s loss of any governmental or self-regulatory license that is reasonably necessary for the Optionee to perform his/her duties to the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates; (I) any directive has been made by any governmental or self-regulatory authority to terminate the Optionee; or (J) failure to cure a material breach of his or her obligations under the Plan, this Agreement or any other agreement entered into between the Optionee and the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates within 30 days after written notice of such breach. For the avoidance of doubt, the termination of Optionee’s service with the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates for Cause shall constitute Cause under this Agreement.
(b)“Disability” means: (i) if Optionee is at the time of termination a party to a written employment agreement with the Company, any of its Subsidiaries or the Asset Management Company which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a physical or mental impairment which, as reasonably determined by the Committee, renders the Optionee unable to perform the essential functions of his or her employment with his or her employer, even with reasonable accommodation that does not impose an undue hardship on his or her employer, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.
(c)“Good Reason” means: (i) if Optionee is at the time of termination a party to a written employment agreement with the Company, any of its Subsidiaries or the Asset Management Company which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a Termination of Relationship by the Optionee following: (A) a reduction of greater than 10% in the Optionee’s annual base salary or bonus potential under any bonus plan maintained by the Asset Management Company (if the Optionee is employed by the Asset Management Company), the Company or any of its Subsidiaries that employs the Optionee (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive); or

Exhibit 10.8

(B) any material adverse change in the Optionee’s title, authority, duties, or responsibilities or the assignment to the Optionee of any duties or responsibilities inconsistent in any material respect with those customarily associated with the position of the Optionee; provided, however, that none of the events described in the foregoing clauses (A) and (B) shall constitute Good Reason unless the Optionee shall have notified the Company in writing describing the events which constitute Good Reason within 45 days after the occurrence of such events and then only if the relevant employer shall have failed to cure such events within 60 days after the Company’s receipt of such written notice.
3.    Transfer Restrictions and Investment Representations.
3.1.    Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Committee or, to the extent permitted by the Committee, to a trust or entity established by Optionee for estate planning purposes. During Optionee’s lifetime, the Option is exercisable only by Optionee, unless Optionee becomes subject to a Disability in which case, the Option may be exercised by Optionee’s designated beneficiary or if no beneficiary has been designated in writing, by Optionee’s executors or administrators. Except as permitted by this Section 3.1, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.
3.2.    Investment Representation. Optionee hereby represents and covenants that (a) any Common Shares purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of any purchase of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.
4.    Additional Terms and Conditions.
4.1.    Withholding Taxes.
(a)    As a condition precedent to the issuance of Common Shares following the exercise of all or any portion of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.
(b)    Subject to Section 2.3(b), Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by a cash payment to the Company or by any of the following means: (i) authorizing the Company to withhold whole shares of Common Shares which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Common Shares having an aggregate Fair Market Value, on the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise, or (iv) any combination of foregoing. Common Shares to be delivered or withheld may not have a Fair Market Value in excess of the Required Tax Payments calculated using the highest statutory rates in the relevant jurisdictions, provided that the withholding rate does not have an adverse accounting impact on the Company. Any fraction of a Common Share which would be required to satisfy any such obligation shall be rounded up to the nearest whole number. No Common Share or certificate representing a Common Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.
4.2.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of a Common Share to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be appropriately adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Optionee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

Exhibit 10.8

4.3.    Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action incidental thereto is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.
4.4.    Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall promptly issue or deliver, subject to the conditions of this Agreement, the number of Common Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 4.1.
4.5.    Option Confers No Rights as Shareholder. Optionee shall not be entitled to any privileges of ownership with respect to the shares subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a shareholder with respect to such issued shares. Optionee shall not be considered a shareholder of the Company with respect to any such shares not so purchased and issued.
4.6.    Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, the Asset Management Company or any of their Subsidiaries or affiliates or affect in any manner the right of the Company, the Asset Management Company or any of their Subsidiaries or affiliates to terminate the employment of any person at any time.
4.7.    Decisions of Board or Committee. The Committee (or Board, as applicable) shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Committee (or Board, as applicable) regarding the Plan, the Award Notice or this Agreement shall be final, binding and conclusive.
4.8.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
4.9.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Athene Holding Ltd., c/o Athene Employee Services, LLC, Attn: Kristi Burma, EVP of Human Resources, 7700 Mills Civic Parkway, West Des Moines, IA 50266-3862, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
4.10.    Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
4.11.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.
4.12.    Entire Agreement. This Agreement, including the Award Notice, and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.
4.13.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
4.14.    Amendment and Waiver. The provisions of this Agreement may not be amended without the written consent of Optionee where such amendment would materially impair Optionee’s rights under this Agreement. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
4.15.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

Exhibit 10.8

4.16.    Option Subject to Clawback and Reduction for 280G. The Option and any Common Shares, other securities or other property delivered pursuant to the Option or otherwise (including any payment, benefit or distribution of any type to or for the benefit of the Optionee which is paid, payable, provided or to be provided, distributed or distributable pursuant to any other agreement, arrangement, plan or program) are subject to (a) forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy in effect as of the Option Date or which the Company may adopt from time to time as required by applicable law, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder and (b) reduction pursuant to the Company’s Policy on Limitations of Benefits Contingent Upon a Change in Control, in effect as of the Option Date, to avoid the potential adverse tax consequences that may be imposed on the Company or the Optionee pursuant to Section 280G and/or Section 4999 of the Code.
5.    Protective Covenants.
5.1.    Confidential Information.
(a)    Optionee shall not disclose or use at any time any Confidential Information (as defined below) of which Optionee is or becomes aware, whether or not such information is developed by Optionee, except to the extent that such disclosure or use is directly related to and required by Optionee’s performance in good faith of duties for the Company, its Subsidiaries, the Asset Management Company or their respective Affiliates. Optionee shall take all appropriate steps to safeguard Confidential Information in Optionee’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Optionee shall deliver to the Company upon Optionee’s Termination of Relationship, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company, its Subsidiaries, the Asset Management Company or any of their respective Affiliates which Optionee may then possess or have under his or her control. Notwithstanding the foregoing, Optionee may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company, its Subsidiaries, the Asset Management Company or their respective Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by Optionee while providing services to the Company, its Subsidiaries, the Asset Management Company, their respective Affiliates or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company, its Subsidiaries, the Asset Management Company or their respective Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by Optionee in breach of this Agreement) in a form generally available to the public prior to the date Optionee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(b)    Optionee understands that nothing contained in this Agreement limits Optionee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Optionee further understands that this Agreement does not limit Optionee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Optionee’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
5.2.    Restriction on Competition.
(a)    Optionee acknowledges that, in the course of his or her service with the Company, its Subsidiaries, the Asset Management Company and/or their predecessors (the “Protected Companies”), he or she has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his or her services have been and will be of special, unique and extraordinary value to the Protected Companies. Optionee agrees that if Optionee were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for Optionee not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, Optionee will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or

Exhibit 10.8

indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Agreement, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business on the date of Optionee’s Termination of Relationship (provided that as of the date of Optionee’s Termination of Relationship, to the knowledge of Optionee, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the date of Optionee’s Termination of Relationship). For purposes of this Agreement, “Competing Business” means a Person that at any time during Optionee’s period of service has competed, or any time during the twelve (12) month period following the date of Optionee’s Termination of Relationship begins competing with the Protected Companies anywhere in the Restricted Area and in the business of (i) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (ii) reinsuring closed blocks of existing business, (iii) managing investments held by ceding companies pursuant to funds withheld coinsurance contracts with its affiliates, (iv) managing investments in the life insurance industry, or (v) any significant business conducted by the Protected Companies as of the date of Optionee’s Termination of Relationship and any significant business the Protected Companies conduct in the twelve (12) month period after Optionee’s Termination of Relationship (provided that as of the date of Optionee’s Termination of Relationship, to the knowledge of Optionee, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Agreement, “Restricted Period” means Optionee’s period of service until his or her Termination of Relationship, and thereafter through and including: (A) twelve (12) months following Optionee’s Termination of Relationship with respect to any Optionee with a title of CEO, President or EVP at the time of the Termination of Relationship; (B) nine (9) months following Optionee’s Termination of Relationship with respect to any Optionee with a title of SVP at the time of the Termination of Relationship and (C) six (6) months following Optionee’s Termination of Relationship with respect to any Optionee with a title of VP at the time of the Termination of Relationship.
(b)    Nothing herein shall prohibit Optionee from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Optionee has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and Optionee does not provide services to, or have any responsibilities regarding, the Competing Business.
5.3.    Non-Solicitation of Employees and Consultants. During Optionee’s period of service and for a period of twelve (12) months after the date of Optionee’s Termination of Relationship, Optionee shall not directly or indirectly through any other Person (a) induce or attempt to induce any employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.
5.4.    Non-Solicitation of Customers. During Optionee’s period of service and for a period of twelve (12) months after the date of Optionee’s Termination of Relationship, Optionee shall not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners of the Protected Companies to divert their business away from the Protected Companies, and Optionee will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any of their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.
5.5.    Understanding of Covenants. Optionee represents and agrees that he or she (a) is familiar with and carefully considered the foregoing covenants set forth in this Section 5 (together, the “Restrictive Covenants”), (b) is fully aware of his or her obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (d) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (e) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 5 regardless of whether Optionee is then entitled to receive severance pay or benefits from any of the Protected Companies. Optionee understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Protected Companies, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of or other service provider to the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his or her education, skills and ability), Optionee does not believe would prevent him or her from otherwise earning a living. Optionee agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of Optionee.
5.6.    Enforcement. Optionee agrees that Optionee’s services are unique and that he or she has access to Confidential Information. Accordingly, Optionee agrees that a breach by Optionee of any of the Restrictive Covenants would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Optionee agrees that in the event of any breach or threatened breach of any provision of this Section 5, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 5, as the case may be, or require Optionee to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 5, if and when final judgment of a court of

Exhibit 10.8

competent jurisdiction is so entered against Optionee. Optionee further agrees that the applicable period of time any Restrictive Covenant is in effect following the date of Optionee’s Termination of Relationship, as determined pursuant to the foregoing provisions of this Section 5, shall be extended by the same amount of time that Optionee is in breach of any Restrictive Covenant.